Exhibit 99.1

NYSE: TRV

Travelers Reports First Quarter Net Income and Core Income(1) per Diluted Share of $2.17 and $2.16, Respectively, Including Catastrophe Losses of $0.79 per Diluted Share

First Quarter Return on Equity and Core Return on Equity of 10.5% and 10.8%, Respectively

Board of Directors Declares 7.5% Increase in the Company’s Regular Quarterly Cash Dividend to $0.72 per Share and Authorizes an Additional $5.0 Billion of Share Repurchases

•             Net income of $617 million and core income (formerly referred to as operating income) of $614 million, included significant catastrophe losses of $226 million after-tax ($347 million pre-tax).

•             Quarter benefited from strong underlying underwriting results and net investment income that increased 9% after-tax over the prior year quarter as a result of higher private equity returns.

•             The combined ratio, which includes catastrophe losses, was 96.0%; the underlying combined ratio remained strong at 91.7%.

•             Record net written premiums of $6.495 billion up 5% from the prior year quarter, reflecting growth in all segments.

•             Total capital returned to shareholders of $476 million in the quarter, including $286 million of share repurchases. Reduced share repurchases from recent quarters to provide financing flexibility for pending acquisition of Simply Business.

•             Book value per share of $84.51 and adjusted book value per share of $81.56 increased 2% and 1%, respectively, from year-end 2016.

(1) As a result of recent SEC insurance industry guidance concerning terminology, what we previously referred to as “operating income (loss)” in our public disclosures we now refer to as “core income (loss).” Additionally, the related financial measures of “operating income (loss) per share” and “operating return on equity” were changed accordingly. There were no changes in the calculation of these amounts.

New York, April 20, 2017 — The Travelers Companies, Inc. today reported net income of $617 million, or $2.17 per diluted share, for the quarter ended March 31, 2017, compared to $691 million, or $2.30 per diluted share, in the prior year quarter. Core income in the current quarter was $614 million, or $2.16 per diluted share, compared to $698 million, or $2.33 per diluted share, in the prior year quarter. Net and core income in both the current and prior year quarters were impacted by significant catastrophe losses of $226 million after-tax ($347 million pre-tax) and $207 million after-tax ($318 million pre-tax), respectively. The decreases from the prior year quarter were primarily driven by lower net favorable prior year reserve development that included a $51 million after-tax ($62 million pre-tax) impact from the UK Ministry of Justice’s recent “Ogden” discount rate adjustment, a lower underlying underwriting gain (i.e., excluding net favorable prior year reserve development and catastrophe losses) and higher catastrophe losses, partially offset by higher net investment income. The current quarter benefited from a $39 million resolution of prior year income tax matters, while the prior year quarter benefited modestly from the favorable settlement of a claims-related legal matter. Per diluted share amounts benefited from the impact of share repurchases.

Consolidated Highlights

($ in millions, except for per share amounts, and after-tax,	Three Months Ended March 31,
except for premiums & revenues)	2017	2016	Change
Net written premiums	$6,495	$6,166	5%
Total revenues	$6,942	$6,686	4

Net income	$617	$691	(11)
per diluted share	$2.17	$2.30	(6)
Core income	$614	$698	(12)
per diluted share	$2.16	$2.33	(7)

Diluted weighted average shares outstanding	282.4	297.9	(5)

Combined ratio	96.0%	92.3%	3.7	pts
Underlying combined ratio	91.7%	90.0%	1.7	pts

Return on equity	10.5%	11.6%	(1.1	)pts
Core return on equity	10.8%	12.5%	(1.7	)pts

				Change from
	March 31,	December 31,	March 31,	December 31,	March 31,
	2017	2016	2016	2016	2016
Book value per share	$84.51	$83.05	$82.65	2%	2%
Adjusted book value per share	81.56	80.44	76.63	1	6

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data.

“Core income of $614 million and core return on equity of 10.8% reflected unusually high first quarter catastrophe losses that arose from a record number of tornado and hail events,” commented Alan Schnitzer, Chief Executive Officer. “We were pleased with our underlying underwriting results and that loss trends were stable and consistent with our expectations for all of our businesses, including personal auto. We were also pleased with our investment results this quarter. Net investment income, which benefited from strong private equity returns, increased 9% on an after-tax basis over the prior year quarter. Our results enabled us to return $476 million to shareholders, including $286 million in share repurchases, while adding additional holding company liquidity to build flexibility for the funding of the Simply Business acquisition. In recognition of our strong financial position, the Board of Directors declared a 7.5% increase in our quarterly cash dividend to $0.72 per share and authorized an additional $5.0 billion of share repurchases.

“Net written premiums grew 5% to a record level this quarter, with each business segment contributing to the growth. In our commercial businesses, the markets in which we operate remained stable. We continued to achieve historically high levels of retention, and renewal rate change remained positive and improved modestly from recent quarters. The improvement in renewal rate change reflects our focused efforts to seek rate selectively and thoughtfully on an account-by-account or class-by-class basis. While we always actively seek new business opportunities, new business was down modestly from the prior year quarter as we continued to maintain our disciplined approach to underwriting. In Personal Insurance, net written premiums increased by 12%, including the impact of auto rate increases that were consistent with our plans to improve profitability. We were also pleased that we were able to continue the momentum in growing our very profitable homeowners business.

“With technology and innovation driving customer preferences and expectations, advancing our digital agenda to best serve customers and our distribution partners, now and in the future, is a key strategic priority. To that end, during the quarter we announced an agreement to purchase Simply Business, a leading digital provider of insurance to small businesses in the United Kingdom. Our investment in Simply Business will accelerate our digital agenda, building on the competitive advantages that have enabled us to deliver industry-leading returns.”

Consolidated Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change

Underwriting gain:	$211		$428		$(217)
Underwriting gain includes:
Net favorable prior year reserve development	81		180		(99)
Catastrophes, net of reinsurance	(347)		(318)		(29)

Net investment income	610		544		66

Other income/(expense), including interest expense	(66)		(46)		(20)

Core income before income taxes	755		926		(171)
Income tax expense	141		228		(87)
Core income	614		698		(84)
Net realized investment gains/(losses) after income taxes	3		(7)		10
Net income	$617		$691		$(74)

Combined ratio	96.0%		92.3%		3.7	pts

Impact on combined ratio
Net favorable prior year reserve development	(1.3	)pts	(3.0	)pts	1.7	pts
Catastrophes, net of reinsurance	5.6	pts	5.3	pts	0.3	pts

Underlying combined ratio	91.7%		90.0%		1.7	pts

Net written premiums
Business and International Insurance	$4,027		$3,914		3%
Bond & Specialty Insurance	504		492		2
Personal Insurance	1,964		1,760		12
Total	$6,495		$6,166		5%

First Quarter 2017 Results

(All comparisons vs. first quarter 2016, unless noted otherwise)

Net income of $617 million after-tax decreased $74 million due to lower core income, slightly offset by net realized investment gains in the current quarter as compared to net realized investment losses in the prior year quarter. Core income of $614 million after-tax decreased $84 million, primarily driven by lower net favorable prior year reserve development that included a $51 million after-tax ($62 million pre-tax) impact from the recent Ogden discount rate adjustment, a lower underlying underwriting gain as explained below and higher catastrophe losses, partially offset by higher net investment income. The current quarter benefited from a $39 million resolution of prior year income tax matters, while the prior year quarter benefited modestly from the favorable settlement of a claims-related legal matter.

Underwriting results

•                  The combined ratio of 96.0%, which was impacted by significant catastrophe losses as was the prior year quarter, increased 3.7 points due to lower net favorable prior year reserve development (1.7 points), a higher underlying combined ratio (1.7 points) and higher catastrophe losses (0.3 points).

•                  The underlying combined ratio of 91.7% increased 1.7 points, primarily driven by normal quarterly variability in non-catastrophe weather-related losses and other loss activity and the timing impact of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends we recognized in the last half of 2016.

•                  Net favorable prior year reserve development occurred in Business and International Insurance and Bond & Specialty Insurance and included the recent Ogden discount rate adjustment. Catastrophe losses in the first quarter of 2017 primarily resulted from wind and hail storms in several regions of the United States, as well as a winter storm in the eastern United States.

Net investment income of $610 million pre-tax ($480 million after-tax) increased 9% after-tax driven by higher private equity returns, partially offset by fixed income returns that declined in line with our expectations due to lower reinvestment rates available in the market.

Other income/(expense) in the prior year quarter included proceeds from the favorable settlement of a claims-related legal matter.

Net written premiums of $6.495 billion, a record level, increased 5%, reflecting growth in all segments.

Shareholders’ Equity

Shareholders’ equity of $23.612 billion increased 2% from year-end 2016. After-tax net unrealized investment gains were $823 million ($1.255 billion pre-tax) compared to $730 million after-tax ($1.112 billion pre-tax) at year-end 2016. Book value per share of $84.51 and adjusted book value per share of $81.56 increased 2% and 1%, respectively, from year-end 2016.

The Company repurchased 2.4 million shares during the first quarter at an average price of $120.68 per share for a total cost of $286 million, which was reduced from recent quarters to provide financing flexibility for the pending acquisition of Simply Business. At the end of first quarter 2017, statutory capital and surplus was $20.617 billion and the ratio of debt-to-capital was 21.4%. The ratio of debt-to-capital excluding after-tax net unrealized investment gains was 22.0%, well within the Company’s target range of 15% to 25%.

The Board of Directors today declared a quarterly dividend of $0.72 per share, an increase of 7.5%. This dividend is payable on June 30, 2017, to shareholders of record as of the close of business on June 9, 2017. The Board of Directors also authorized an additional $5.0 billion of share repurchases. This amount is in addition to the $709 million that remained from previous authorizations as of March 31, 2017. This authorization does not have a stated expiration date. The timing and actual number of shares to be repurchased will depend on a variety of factors, including the factors described below in the Forward-Looking Statement section.

Business and International Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change

Underwriting gain:	$121		$172		$(51)
Underwriting gain includes:
Net favorable prior year reserve development	71		93		(22)
Catastrophes, net of reinsurance	(134)		(148)		14

Net investment income	470		415		55

Other income	10		33		(23)
Segment income(2) before income taxes	601		620		(19)
Income tax expense	133		144		(11)
Segment income	$468		$476		$(8)

Combined ratio	96.3%		94.8%		1.5	pts

Impact on combined ratio
Net favorable prior year reserve development	(1.9	)pts	(2.6	)pts	0.7	pts
Catastrophes, net of reinsurance	3.7	pts	4.1	pts	(0.4	)pts

Underlying combined ratio	94.5%		93.3%		1.2	pts

Net written premiums by market
Domestic
Select Accounts	$755		$724		4%
Middle Market	1,956		1,830		7
National Accounts	288		320		(10)
First Party	352		358		(2)
Specialized Distribution	255		285		(11)
Total Domestic	3,606		3,517		3
International	421		397		6
Total	$4,027		$3,914		3%

(2) As a result of recent SEC insurance industry guidance concerning terminology, what we previously referred to as “operating income (loss)” in our public disclosures when referring to business segment results is now labeled “segment income (loss).” There were no changes in the calculation of these amounts.

First Quarter 2017 Results

(All comparisons vs. first quarter 2016, unless noted otherwise)

Segment income for Business and International Insurance was $468 million after-tax, a decrease of $8 million, primarily driven by a decrease in net favorable prior year reserve development due to a $51 million after-tax ($62 million pre-tax) increase in reserves related to the recent Ogden discount rate adjustment, a lower underlying underwriting gain as explained below, partially offset by higher net investment income and modestly lower catastrophe losses as compared to a particularly high level of catastrophe losses in the prior year quarter. The current quarter benefited from a $15 million resolution of prior year income tax matters, while the prior year quarter benefited modestly from the favorable settlement of a claims-related legal matter.

Underwriting results

•                  The combined ratio of 96.3% increased 1.5 points due to a higher underlying combined ratio (1.2 points) and lower net favorable prior year reserve development (0.7 points), partially offset by lower catastrophe losses (0.4 points).

•                  The underlying combined ratio of 94.5% increased 1.2 points, primarily driven by normal quarterly variability in non-catastrophe weather-related losses and other loss activity and loss cost trends that modestly exceeded earned pricing.

•                  Net favorable prior year reserve development primarily resulted from better-than-expected loss experience in the Company’s domestic operations in (i) the workers’ compensation product line for multiple accident years and (ii) the general liability product line for both primary and excess coverages for accident years 2009 and prior as well as accident year 2014, partially offset by (iii) net unfavorable prior year reserve development in the Company’s international operations in Europe due to the recent Ogden discount rate adjustment applied to lump sum bodily injury payouts.

Other income in the prior year quarter included proceeds from the favorable settlement of a claims-related legal matter.

Net written premiums of $4.027 billion, a record level, increased 3%, benefiting from continued strong retention and improved renewal premium changes.

Bond & Specialty Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change

Underwriting gain:	$104		$154		$(50)
Underwriting gain includes:
Net favorable prior year reserve development	10		60		(50)
Catastrophes, net of reinsurance	(1)		(1)		—

Net investment income	52		52		—

Other income	5		3		2
Segment income before income taxes	161		209		(48)
Income tax expense	32		65		(33)
Segment income	$129		$144		$(15)

Combined ratio	79.3%		69.3%		10.0	pts

Impact on combined ratio
Net favorable prior year reserve development	(1.9	)pts	(11.9	)pts	10.0	pts
Catastrophes, net of reinsurance	0.1	pts	0.1	pts	—	pts

Underlying combined ratio	81.1%		81.1%		—	pts

Net written premiums
Management Liability	$330		$325		2%
Surety	174		167		4
Total	$504		$492		2%

First Quarter 2017 Results

(All comparisons vs. first quarter 2016, unless noted otherwise)

Segment income for Bond & Specialty Insurance was $129 million after-tax, a decrease of $15 million, due to lower net favorable prior year reserve development, partially offset by the current quarter benefit from a $17 million resolution of prior year income tax matters.

Underwriting results

•                  The combined ratio of 79.3% increased 10.0 points due to lower net favorable prior year reserve development.

•                  The underlying combined ratio remained very strong at 81.1%.

•                  Net favorable prior year reserve development resulted from better-than-expected loss experience in the fidelity and surety product line for accident year 2014.

Net written premiums of $504 million grew 2% from the prior year quarter.

Personal Insurance Segment Financial Results

	Three Months Ended March 31,
($ in millions and pre-tax, unless noted otherwise)	2017		2016		Change

Underwriting gain/(loss):	$(14)		$102		$(116)
Underwriting gain includes:
Net favorable prior year reserve development	—		27		(27)
Catastrophes, net of reinsurance	(212)		(169)		(43)

Net investment income	88		77		11

Other income	15		14		1

Segment income before income taxes	89		193		(104)
Income tax expense	10		54		(44)
Segment income	$79		$139		$(60)

Combined ratio	99.9%		93.7%		6.2	pts

Impact on combined ratio
Net favorable prior year reserve development	—	pts	(1.4	)pts	1.4	pts
Catastrophes, net of reinsurance	10.4	pts	9.0	pts	1.4	pts

Underlying combined ratio	89.5%		86.1%		3.4	pts

Net written premiums
Agency Automobile(1)	$1,087		$932		17%
Agency Homeowners & Other(1)	794		760		4
Direct to Consumer	83		68		22
Total	$1,964		$1,760		12%

(1) Represents business sold through agents, brokers and other intermediaries, and excludes direct to consumer.

First Quarter 2017 Results

(All comparisons vs. first quarter 2016, unless noted otherwise)

Segment income for Personal Insurance was $79 million after-tax, a decrease of $60 million, primarily driven by a lower underlying underwriting gain as explained below, higher catastrophe losses and no net prior year reserve development compared to net favorable prior year reserve development in the prior year quarter, partially offset by higher net investment income. The current quarter benefited from a $7 million resolution of prior year income tax matters.

Underwriting results

•                  The combined ratio of 99.9% increased 6.2 points due to a higher underlying combined ratio (3.4 points), no net prior year reserve development compared to net favorable prior year reserve development in the prior year quarter (1.4 points) and higher catastrophe losses (1.4 points).

•                  The underlying combined ratio of 89.5% increased 3.4 points, primarily driven by the timing impact of higher loss estimates in personal automobile bodily injury liability coverages that were consistent with the higher loss trends we recognized in the last half of 2016, the tenure impact of higher levels of new business in auto and normal quarterly variability in non-catastrophe weather-related losses and other loss activity, partially offset by a lower expense ratio.

Net written premiums of $1.964 billion increased 12%. Agency Automobile net written premiums growth of 17% benefited from the impact of auto rate increases that were consistent with our plans to improve profitability and an increase in policies in force of 12% from the prior year quarter. Agency Homeowners & Other net written premiums grew 4%, with an increase in policies in force of 4% from the prior year quarter.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our website at www.travelers.com. Travelers management will discuss the contents of this release and other relevant topics via webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, April 20, 2017. Investors can access the call via webcast at http://investor.travelers.com or by dialing 1-888-227-8942 within the U.S. and 1-303-223-4384 outside the U.S. (use passcode 14788 for both the U.S. and international calls). Prior to the webcast, a slide presentation pertaining to the quarterly earnings will be available on the Company’s website.

Following the live event, an audio playback of the webcast and the slide presentation will be available on the same website. An audio playback can also be accessed by phone at 1-800-633-8284 within the U.S. and 1-402-977-9140 outside the U.S. (use reservation 21847521 for both the U.S. and international calls).

About Travelers

The Travelers Companies, Inc. (NYSE: TRV) is a leading provider of property casualty insurance for auto, home and business. A component of the Dow Jones Industrial Average, Travelers has approximately 30,000 employees and generated revenues of approximately $28 billion in 2016. For more information, visit www.travelers.com.

Travelers may use its website and/or social media outlets, such as Facebook and Twitter, as distribution channels of material Company information. Financial and other important information regarding the Company is routinely accessible through and posted on our website at http://investor.travelers.com, our Facebook page at https://www.facebook.com/travelers and our Twitter account (@Travelers) at https://twitter.com/travelers. In addition, you may automatically receive email alerts and other information about Travelers when you enroll your email address by visiting the Email Notifications section at http://investor.travelers.com.

For the periods presented in this earnings release, Travelers was organized into the following reportable business segments:

Business and International Insurance — Business and International Insurance offers a broad array of property and casualty insurance and insurance related services to its clients, primarily in the United States and in Canada, as well as in the United Kingdom, the Republic of Ireland, Brazil, Colombia and throughout other parts of the world as a corporate member of Lloyd’s of London.

Bond & Specialty Insurance — Bond & Specialty Insurance provides surety, fidelity, crime, management and professional liability, and cyber risk coverages and related risk management services to a wide range of primarily domestic customers, utilizing various degrees of financially-based underwriting approaches.

Personal Insurance — Personal Insurance writes a broad range of property and casualty insurance covering individuals’ personal risks. The primary products of automobile and homeowners insurance are complemented by a broad suite of related coverages.

Effective April 1, 2017, the Company’s results will be reported in the following three business segments — Business Insurance, Bond & Specialty Insurance and Personal Insurance, reflecting a change in the manner in which the Company’s businesses will be managed. While the segmentation of the Company’s domestic businesses will be unchanged, the Company’s international businesses, which were previously reported in total within the Business and International Insurance segment, will now be disaggregated among these three newly aligned business segments. The newly aligned segments will be presented in the Company’s financial statements beginning with the period ending June 30, 2017 and prior periods presented therein will be reclassified to conform to the new presentation.

* * * * *

Forward-Looking Statements

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. Words such as “may,” “will,” “should,” “likely,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “believes,” “estimates” and similar expressions are used to identify these forward-looking statements. These statements include, among other things, the Company’s statements about:

•                  the Company’s outlook and its future results of operations and financial condition (including, among other things, anticipated premium volume, premium rates, margins, net and core income, investment income and performance, loss costs, return on equity, core return on equity and expected current returns and combined ratios);

•                  share repurchase plans;

•                  future pension plan contributions;

•                  the sufficiency of the Company’s asbestos and other reserves;

•                  the impact of emerging claims issues as well as other insurance and non-insurance litigation;

•                  the cost and availability of reinsurance coverage;

•                  catastrophe losses;

•                  the impact of investment, economic (including inflation, potential changes in tax law and rapid changes in commodity prices, such as a significant decline in oil and gas prices, as well as fluctuations in foreign currency exchange rates) and underwriting market conditions;

•                  strategic initiatives to improve profitability and competitiveness; and

•                  the potential closing date and impact of the Company’s acquisition of Simply Business.

The Company cautions investors that such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond the Company’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following:

•                  catastrophe losses could materially and adversely affect the Company’s results of operations, its financial position and/or liquidity, and could adversely impact the Company’s ratings, the Company’s ability to raise capital and the availability and cost of reinsurance;

•                  if actual claims exceed the Company’s claims and claim adjustment expense reserves, or if changes in the estimated level of claims and claim adjustment expense reserves are necessary, including as a result of, among other things, changes in the legal, regulatory and economic environments in which the Company operates, the Company’s financial results could be materially and adversely affected;

•                  during or following a period of financial market disruption or an economic downturn, the Company’s business could be materially and adversely affected;

•                  the Company’s investment portfolio is subject to credit risk, and may suffer material realized or unrealized losses. The Company’s investment portfolio may also suffer reduced or low returns, particularly if interest rates remain at historically low levels for a prolonged period of time or decline further as a result of actions taken by central banks (a risk which potentially could be increased by, among other things, the United Kingdom’s withdrawal from the European Union);

•                  the Company’s business could be harmed because of its potential exposure to asbestos and environmental claims and related litigation;

•                  the intense competition that the Company faces, and the impact of innovation, technological change and changing customer preferences on the insurance industry and the markets in which it operates, could harm its ability to maintain or increase its business volumes and its profitability;

•                  disruptions to the Company’s relationships with its independent agents and brokers or the Company’s inability to manage effectively a changing distribution landscape could adversely affect the Company;

•                  the Company is exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances;

•                  the effects of emerging claim and coverage issues on the Company’s business are uncertain;

•                  the Company may not be able to collect all amounts due to it from reinsurers, reinsurance coverage may not be available to the Company in the future at commercially reasonable rates or at all and we are exposed to credit risk related to our structured settlements;

•                  the Company is also exposed to credit risk in certain of its insurance operations and with respect to certain guarantee or indemnification arrangements that we have with third parties;

•                  within the United States, the Company’s businesses are heavily regulated by the states in which it conducts business, including licensing and supervision, and changes in regulation may reduce the Company’s profitability and limit its growth;

•                  a downgrade in the Company’s claims-paying and financial strength ratings could adversely impact the Company’s business volumes, adversely impact the Company’s ability to access the capital markets and increase the Company’s borrowing costs;

•                  the inability of the Company’s insurance subsidiaries to pay dividends to the Company’s holding company in sufficient amounts would harm the Company’s ability to meet its obligations, pay future shareholder dividends or make future share repurchases;

•                  the Company’s efforts to develop new products or expand in targeted markets may not be successful and may create enhanced risks;

•                  the Company may be adversely affected if its pricing and capital models provide materially different indications than actual results;

•                  the Company’s business success and profitability depend, in part, on effective information technology systems and on continuing to develop and implement improvements in technology;

•                  if the Company experiences difficulties with technology, data and network security, including as a result of cyber attacks, outsourcing relationships, or cloud-based technology, the Company’s ability to conduct its business could be negatively impacted;

•                  changes in U.S. tax laws or in the tax laws of other jurisdictions in which the Company operates could adversely impact the Company;

•                  the Company is also subject to a number of additional risks associated with its business outside the United States, including foreign currency exchange fluctuations and restrictive regulations, as well as the risks and uncertainties associated with the United Kingdom’s withdrawal from the European Union;

•                  regulatory changes outside of the United States, including in Canada and the European Union, could adversely impact the Company’s results of operations and limit its growth;

•                  loss of or significant restrictions on the use of particular types of underwriting criteria, such as credit scoring, or other data or methodologies, in the pricing and underwriting of the Company’s products could reduce the Company’s future profitability;

•                  acquisitions and integration of acquired businesses may result in operating difficulties and other unintended consequences;

•                  the Company could be adversely affected if its controls designed to ensure compliance with guidelines, policies and legal and regulatory standards are not effective;

•                  the Company’s businesses may be adversely affected if it is unable to hire and retain qualified employees;

•                  intellectual property is important to the Company’s business, and the Company may be unable to protect and enforce its own intellectual property or the Company may be subject to claims for infringing the intellectual property of others;

•                  changes in federal regulation could impose significant burdens on the Company and otherwise adversely impact the Company’s results;

•                  changes to existing U.S. accounting standards may adversely impact the Company’s reported results; and

•                  the Company’s share repurchase plans depend on a variety of factors, including the Company’s financial position, earnings, share price, catastrophe losses, maintaining capital levels commensurate with the Company’s desired ratings from independent rating agencies, funding of the Company’s qualified pension plan, capital requirements of the Company’s operating subsidiaries, legal requirements, regulatory constraints, other investment opportunities (including mergers and acquisitions and related financings), market conditions and other factors.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 16, 2017, as updated by our periodic filings with the SEC.

*****

GLOSSARY OF FINANCIAL MEASURES AND RECONCILIATIONS OF GAAP MEASURES TO NON-GAAP MEASURES

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis. In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated financial statements or are not required to be disclosed in the notes to financial statements or, in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. Reconciliations of non-GAAP measures to their most directly comparable GAAP measures also follow.

In the opinion of the Company’s management, a discussion of these measures provides investors, financial analysts, rating agencies and other financial statement users with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.  Internally, the Company’s management uses these measures to evaluate performance against historical results, to establish financial targets on a consolidated basis and for other reasons, which are discussed below.

Some of these measures exclude net realized investment gains (losses), net of tax, and/or net unrealized investment gains (losses), net of tax, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.

Other companies may calculate these measures differently, and, therefore, their measures may not be comparable to those used by the Company’s management.

RECONCILIATION OF NET INCOME TO CORE INCOME AND CERTAIN OTHER NON-GAAP MEASURES

Core income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses), discontinued operations and cumulative effect of changes in accounting principles when applicable. Segment income (loss) is comparable to core income (loss) on a segment basis. Management uses segment income (loss) to analyze each segment’s performance and as a tool in making business decisions. Financial statement users also consider core income when analyzing the results and trends of insurance companies. Core income (loss) per share is core income (loss) on a per common share basis.

Reconciliation of Net Income to Core Income less Preferred Dividends

	Three Months Ended
	March 31,
($ in millions, after-tax)	2017	2016

Net income	$617	$691
Less: Net realized investment gains/(losses)	3	(7)
Core income	$614	$698

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2017	2016

Net income	$760	$917
Less: Net realized investment gains/(losses)	5	(9)
Core income	$755	$926

	Twelve Months Ended December 31,
($ in millions, after-tax)	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Net income	$3,014	$3,439	$3,692	$3,673	$2,473	$1,426	$3,216	$3,622	$2,924	$4,601	$4,208	$1,622
Less: Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Income from continuing operations	3,014	3,439	3,692	3,673	2,473	1,426	3,216	3,622	2,924	4,601	4,208	2,061
Less: Net realized investment gains/(losses)	47	2	51	106	32	36	173	22	(271)	101	8	35
Core income	2,967	3,437	3,641	3,567	2,441	1,390	3,043	3,600	3,195	4,500	4,200	2,026
Less: Preferred dividends	—	—	—	—	—	1	3	3	4	4	5	6
Core income, less preferred dividends	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020

Reconciliation of Net Income per Share to Core Income per Share on a Basic and Diluted Basis

	Three Months Ended
	March 31,
	2017	2016

Basic income per share
Net income	$2.19	$2.33
Less: Net realized investment gains/(losses)	0.01	(0.02)
Core income	$2.18	$2.35

Diluted income per share
Net income	$2.17	$2.30
Less: Net realized investment gains/(losses)	0.01	(0.03)
Core income	$2.16	$2.33

Reconciliation of Segment Income to Total Core Income

	Three Months Ended
	March 31,
($ in millions, after-tax)	2017	2016

Business and International Insurance	$468	$476
Bond & Specialty Insurance	129	144
Personal Insurance	79	139
Total segment income	676	759
Interest Expense and Other	(62)	(61)
Total core income	$614	$698

RECONCILIATION OF SHAREHOLDERS’ EQUITY TO ADJUSTED SHAREHOLDERS’ EQUITY AND CALCULATION OF RETURN ON EQUITY AND CORE RETURN ON EQUITY

Adjusted shareholders’ equity is shareholders’ equity excluding net unrealized investment gains (losses), net of tax, net realized investment gains (losses), net of tax, for the period presented, preferred stock and discontinued operations.

Reconciliation of Shareholders’ Equity to Adjusted Shareholders’ Equity

	As of March 31,
($ in millions)	2017	2016

Shareholders’ equity	$23,612	$24,166
Less: Net unrealized investment gains, net of tax	823	1,759
Net realized investment gains (losses), net of tax	3	(7)
Adjusted shareholders’ equity	$22,786	$22,414

		As of December 31,
($ in millions)		2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Shareholders’ equity		$23,221	$23,598	$24,836	$24,796	$25,405	$24,477	$25,475	$27,415	$25,319	$26,616	$25,135	$22,303
Less:	Net unrealized investment gains (losses), net of tax	730	1,289	1,966	1,322	3,103	2,871	1,859	1,856	(146)	620	453	327
	Net realized investment gains (losses), net of tax	47	2	51	106	32	36	173	22	(271)	101	8	35
	Preferred stock	—	—	—	—	—	—	68	79	89	112	129	153
	Loss from discontinued operations	—	—	—	—	—	—	—	—	—	—	—	(439)
Adjusted shareholders’ equity		$22,444	$22,307	$22,819	$23,368	$22,270	$21,570	$23,375	$25,458	$25,647	$25,783	$24,545	$22,227

Return on equity is the ratio of annualized net income less preferred dividends to average shareholders’ equity for the periods presented. Core return on equity is the ratio of annualized core income less preferred dividends to adjusted average shareholders’ equity for the periods presented. In the opinion of the Company’s management, these are important indicators of how well management creates value for its shareholders through its operating activities and its capital management.

Average shareholders’ equity is (a) the sum of total shareholders’ equity excluding preferred stock at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Adjusted average shareholders’ equity is (a) the sum of adjusted shareholders’ equity at the beginning and end of each of the quarters for the period presented divided by (b) the number of quarters in the period presented times two.

Calculation of Return on Equity and Core Return on Equity

	Three Months Ended
	March 31,
($ in millions, after-tax)	2017	2016

Annualized net income	$2,470	$2,766
Average shareholders’ equity	23,416	23,882
Return on equity	10.5%	11.6%

Annualized core income	$2,455	$2,791
Adjusted average shareholders’ equity	22,638	22,361
Core return on equity	10.8%	12.5%

Average annual core return on equity over a period is the ratio of:

a) the sum of core income less preferred dividends for the periods presented to

b) the sum of: 1) the sum of the adjusted average shareholders’ equity for all full years in the period presented, and 2) for partial years in the period presented, the number of quarters in that partial year divided by four, multiplied by the adjusted average shareholders’ equity of the partial year.

Calculation of Average Annual Core Return on Equity from January 1, 2005 through March 31, 2017

	Three Months Ended
	March 31,		Twelve Months Ended December 31,
($ in millions)	2017	2016	2016	2015	2014	2013	2012	2011	2010	2009	2008	2007	2006	2005

Core income, less preferred dividends	$614	$698	$2,967	$3,437	$3,641	$3,567	$2,441	$1,389	$3,040	$3,597	$3,191	$4,496	$4,195	$2,020
Annualized core income	2,455	2,791
Adjusted average shareholders’ equity	22,638	22,361	22,386	22,681	23,447	23,004	22,158	22,806	24,285	25,777	25,668	25,350	23,381	21,118
Core return on equity	10.8%	12.5%	13.3%	15.2%	15.5%	15.5%	11.0%	6.1%	12.5%	14.0%	12.4%	17.7%	17.9%	9.6%

Average annual core return on equity for the period Jan. 1, 2005 through Mar. 31, 2017			13.4%

RECONCILIATION OF PRE-TAX UNDERWRITING GAIN EXCLUDING CERTAIN ITEMS TO NET INCOME

Underwriting gain is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses. In the opinion of the Company’s management, it is important to measure the profitability of each segment excluding the results of investing activities, which are managed separately from the insurance business. This measure is used to assess each segment’s business performance and as a tool in making business decisions.  Pre-tax underwriting gain, excluding the impact of catastrophes and net favorable prior year loss reserve development, is the underwriting gain adjusted to exclude claims and claim adjustment expenses, reinstatement premiums and assessments related to catastrophes and loss reserve development related to time periods prior to the current year. In the opinion of the Company’s management, this measure is meaningful to users of the financial statements to understand the Company’s periodic earnings and the variability of earnings caused by the unpredictable nature (i.e., the timing and amount) of catastrophes and loss reserve development. This measure is also referred to as underlying underwriting margin or underlying underwriting gain.

A catastrophe is a severe loss caused by various natural events, including, among others, hurricanes, tornadoes and other windstorms, earthquakes, hail, wildfires, severe winter weather, floods, tsunamis, volcanic eruptions and other naturally-occurring events, such as solar flares. Catastrophes can also be man-made, such as terrorist attacks and other intentionally destructive acts including those involving nuclear, biological, chemical, radiological, cyber-attacks, explosions and infrastructure failures. Each catastrophe has unique characteristics and catastrophes are not predictable as to timing or amount. Their effects are included in net and core income and claims and claim adjustment expense reserves upon occurrence. A catastrophe may result in the payment of reinsurance reinstatement premiums and assessments from various pools.

Net favorable (unfavorable) prior year loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims, which may be related to one or more prior years. In the opinion of the Company’s management, a discussion of loss reserve development is meaningful to users of the financial statements as it allows them to assess the impact between prior and current year development on incurred claims and claim adjustment expenses, net and core income (loss), and changes in claims and claim adjustment expense reserve levels from period to period.

Components of Net Income

	Three Months Ended
	March 31,
($ in millions, after-tax except as noted)	2017	2016

Pre-tax underwriting gain excluding the impact of catastrophes and net favorable prior year loss reserve development	$477	$566
Pre-tax impact of catastrophes	(347)	(318)
Pre-tax impact of net favorable prior year loss reserve development	81	180
Pre-tax underwriting gain	211	428
Income tax expense on underwriting results	36	139
Underwriting gain	175	289
Net investment income	480	439
Other income/(expense), including interest expense	(41)	(30)
Core income	614	698
Net realized investment gains / (losses)	3	(7)
Net income	$617	$691

COMBINED RATIO AND ADJUSTMENTS FOR UNDERLYING COMBINED RATIO

Combined ratio:  For Statutory Accounting Practices (SAP), the combined ratio is the sum of the SAP loss and LAE ratio and the SAP underwriting expense ratio as defined in the statutory financial statements required by insurance regulators.  The combined ratio as used in this earnings release is the equivalent of, and is calculated in the same manner as, the SAP combined ratio except that the SAP underwriting expense ratio is based on net written premiums and the underwriting expense ratio as used in this earnings release is based on net earned premiums.

For SAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses less certain administrative services fee income to net earned premiums as defined in the statutory financial statements required by insurance regulators. The loss and LAE ratio as used in this earnings release is calculated in the same manner as the SAP ratio.

For SAP, the underwriting expense ratio is the ratio of underwriting expenses incurred (including commissions paid), less certain administrative services fee income and billing and policy fees, to net written premiums as defined in the statutory financial statements required by insurance regulators. The underwriting expense ratio as used in this earnings release, is the ratio of underwriting expenses (including the amortization of deferred acquisition costs), less certain administrative services fee income, billing and policy fees and other, to net earned premiums.

The combined ratio, loss and LAE ratio, and underwriting expense ratio are used as indicators of the Company’s underwriting discipline, efficiency in acquiring and servicing its business and overall underwriting profitability. A combined ratio under 100% generally indicates an underwriting profit. A combined ratio over 100% generally indicates an underwriting loss.

Underlying combined ratio represents the combined ratio excluding the impact of net prior year reserve development and catastrophes. The underlying combined ratio is an indicator of the Company’s underwriting discipline and underwriting profitability for the current accident year.

Other companies’ method of computing similarly titled measures may not be comparable to the Company’s method of computing these ratios.

Calculation of the Combined Ratio

	Three Months Ended
	March 31,
($ in millions, pre-tax)	2017	2016

Loss and loss adjustment expense ratio
Claims and claim adjustment expenses	$4,094	$3,712
Less:
Policyholder dividends	11	10
Allocated fee income	42	44
Loss ratio numerator	$4,041	$3,658

Underwriting expense ratio
Amortization of deferred acquisition costs	$1,003	$971
General and administrative expenses (G&A)	996	995
Less:
G&A included in Interest Expense and Other	8	8
Allocated fee income	71	73
Billing and policy fees and other	23	22
Expense ratio numerator	$1,897	$1,863

Earned premium	$6,183	$5,981

Combined ratio (1)
Loss and loss adjustment expense ratio	65.3%	61.1%
Underwriting expense ratio	30.7%	31.2%
Combined ratio	96.0%	92.3%

(1)         For purposes of computing  ratios, billing and policy fees and other (which are a component of other revenues) are allocated as a reduction of underwriting expenses.  In addition, fee income is allocated as a reduction of losses and loss adjustment expenses and underwriting expenses.

RECONCILIATION OF BOOK VALUE PER SHARE AND SHAREHOLDERS’ EQUITY TO CERTAIN NON-GAAP MEASURES

Book value per share is total common shareholders’ equity divided by the number of common shares outstanding. Adjusted book value per share is total common shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of common shares outstanding. In the opinion of the Company’s management, adjusted book value per share is useful in an analysis of a property casualty company’s book value per share as it removes the effect of changing prices on invested assets (i.e., net unrealized investment gains (losses), net of tax), which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves. Tangible book value per share is adjusted book value per share excluding the after-tax value of goodwill and other intangible assets divided by the number of common shares outstanding. In the opinion of the Company’s management, tangible book value per share is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes certain effects of purchase accounting (i.e., goodwill and other intangible assets), in addition to the effect of changing prices on invested assets.

Reconciliation of Shareholders’ Equity to Tangible Shareholders’ Equity, excluding Net Unrealized Investment Gains, Net of Tax

		As of
		March 31,	December 31,	March 31,
	($ in millions, except per share amounts)	2017	2016	2016

	Shareholders’ equity	$23,612	$23,221	$24,166
	Less: Net unrealized investment gains, net of tax	823	730	1,759
	Shareholders’ equity, excluding net unrealized investment gains, net of tax	22,789	22,491	22,407
Less:	Goodwill	3,584	3,580	3,588
	Other intangible assets	266	268	275
	Impact of deferred tax on other intangible assets	(66)	(64)	(60)
	Tangible shareholders’ equity	$19,005	$18,707	$18,604

	Common shares outstanding	279.4	279.6	292.4

	Book value per share	$84.51	$83.05	$82.65
	Adjusted book value per share	81.56	80.44	76.63
	Tangible book value per share	68.02	66.91	63.63

RECONCILIATION OF TOTAL CAPITALIZATION TO TOTAL CAPITALIZATION EXCLUDING NET UNREALIZED INVESTMENT GAINS, NET OF TAX

Total capitalization is the sum of total shareholders’ equity and debt. Debt-to-capital ratio excluding net unrealized gain on investments is the ratio of debt to total capitalization excluding the after-tax impact of net unrealized investment gains and losses. In the opinion of the Company’s management, the debt to capital ratio is useful in an analysis of the Company’s financial leverage.

	As of
	March 31,	December 31,	March 31,
($ in millions)	2017	2016	2016

Debt	$6,438	$6,437	$6,344
Shareholders’ equity	23,612	23,221	24,166
Total capitalization	30,050	29,658	30,510
Less: Net unrealized investment gains, net of tax	823	730	1,759
Total capitalization excluding net unrealized gain on investments, net of tax	$29,227	$28,928	$28,751

Debt-to-capital ratio	21.4%	21.7%	20.8%
Debt-to-capital ratio excluding net unrealized investment gains, net of tax	22.0%	22.3%	22.1%

OTHER DEFINITIONS

Gross written premiums reflect the direct and assumed contractually determined amounts charged to policyholders for the effective period of the contract based on the terms and conditions of the insurance contract. Net written premiums reflect gross written premiums less premiums ceded to reinsurers.

For Business and International Insurance and Bond & Specialty Insurance, retention is the amount of premium available for renewal that was retained, excluding rate and exposure changes. For Personal Insurance, retention is the ratio of the expected number of renewal policies that will be retained throughout the annual policy period to the number of available renewal base policies. For all of the segments, renewal rate change represents the estimated change in average premium on policies that renew, excluding exposure changes. Exposure is the measure of risk used in the pricing of an insurance product. The change in exposure is the amount of change in premium on policies that renew attributable to the change in portfolio risk. Renewal premium change represents the estimated change in average premium on policies that renew, including rate and exposure changes. New business is the amount of written premium related to new policyholders and additional products sold to existing policyholders. These are operating statistics, which are in part dependent on the use of estimates and are therefore subject to change. For Business and International Insurance, retention, renewal premium change and new business exclude National Accounts and surety. For Bond & Specialty Insurance, retention, renewal premium change and new business exclude surety.

Statutory capital and surplus represents the excess of an insurance company’s admitted assets over its liabilities, including loss reserves, as determined in accordance with statutory accounting practices.

Holding company liquidity is the total funds available at the holding company level to fund general corporate purposes, primarily the payment of shareholder dividends and debt service. These funds consist of total cash, short-term invested assets and other readily marketable securities held by the holding company.

For a glossary of other financial terms used in this press release, we refer you to the Company’s most recent annual report on Form 10-K filed with the SEC on February 16, 2017, as updated by our Form 10-Q filed on April 20, 2017, and subsequent periodic filings with the SEC.

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Contacts

Media:	Institutional Investors:
Patrick Linehan	Gabriella Nawi
917.778.6267	917.778.6844